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                                                                    EXHIBIT 11.0


                             NATIONAL REALTY, L.P.
                         A DELAWARE LIMITED PARTNERSHIP
                        Computation of Earnings Per Unit


                                                  For the Three Months                 For the Nine Months
                                                   Ended September 30,                  Ended September 30,
                                             -----------------------------        -----------------------------
                                                 1994              1993              1994               1993
                                             ----------         ----------        ----------         ----------
                                                            (dollars in thousands, except per unit)

<Loss> before extraordinary
   gain.......................               $   (1,272)        $   (2,536)       $   (2,900)        $   (4,672)

Less - General Partner's
   1.99% Interest.............                      (25)               (50)              (58)               (93)
                                             ----------         ----------        ----------         ----------
<Loss> before extraordinary
   gain allocable to Limited
   Partners...................               $   (1,247)        $   (2,476)       $   (2,842)        $   (4,579)
                                             ==========         ==========        ==========         ==========

Extraordinary gain............               $       -          $      -          $       -          $    9,046

   Less - General Partner's...                      180                -                  -                 180
                                             ----------         ----------        ----------         ----------
Extraordinary gain allocable
   to Limited Partners........               $       -          $      -          $       -          $    8,866
                                             ==========         ==========        ==========         ==========

Net income <loss>.............               $   (1,272)        $   (2,526)       $   (2,900)        $    4,374

   Less - General Partner's
   1.99% Interest............                       (25)               (50)              (58)                87
                                             ----------         ----------        ----------         ----------
Net income <loss> allocable
   to Limited Partners.........              $   (1,247)        $   (2,476)       $   (2,842)        $    4,287
                                             ==========         ==========        ==========         ==========

Earnings Per Unit
   <Loss> before extraordinary
   gain......................                $     (.58)        $    (1.13)       $    (1.33)        $    (2.02)
 Extraordinary gain..........                         -                 -                 -                3.91
                                             ----------         ----------        ----------         ----------
 Net income <loss>...........                $     (.58)        $    (1.13)       $    (1.33)        $     1.89
                                             ==========         ==========        ==========         ==========

Weighted average units of
   limited partner interest
   used in computing earnings
   per unit....................               2,139,607          2,189,646         2,139,607          2,269,889
                                             ==========         ==========        ==========         ==========




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